Exhibit 10.77
SEVERANCE AND CHANGE IN CONTROL AGREEMENT
     SEVERANCE AND CHANGE IN CONTROL AGREEMENT dated October 22, 2010, by and between SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (“Employer”), and P. JAMES DEBNEY (“Employee”).
     WHEREAS, Employee is an executive officer and valued employee of Employer.
     WHEREAS, Employer and Employee desire to agree to the results of any termination of Employee’s employment under certain circumstances.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:
     1. Definitions.
          (a) “Cause” shall mean any termination of Employee’s employment by Employer as a result of Employee engaging in an act or acts involving a crime, moral turpitude, fraud, or dishonesty; Employee taking any action that may be injurious to the business or reputation of Employer; or Employee willfully violating in a material respect Employer’s Corporate Governance Guidelines, Code of Conduct, or any applicable Code of Ethics, including, without limitation, the provisions thereof relating to conflicts of interest or related party transactions.
          (b) “Change in Control” of Employer shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 that serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred if and when (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly of equity securities of Employer representing 20 percent or more of the combined voting power of Employer’s then-outstanding equity securities, except that this provision shall not apply to any person currently owning at least five percent or more of the combined voting power of Employer’s currently outstanding equity securities or to an acquisition of up to 20 percent of the then-outstanding voting securities that has been approved by at least 75 percent of the members of the Board of Directors who are not affiliates or associates of such person; (ii) during the period of this Agreement, individuals who, at the beginning of such period, constituted the Board of Directors of Employer (the “Original Directors”), cease for any reason to constitute at least a majority thereof unless the election or nomination for election of each new director was approved (an “Approved Director”) by the vote of a Board of Directors constituted entirely of Original Directors and/or Approved Directors; (iii) a tender offer or exchange offer is made whereby the effect of such offer is to take over and control Employer, and such offer is consummated for the equity securities of Employer representing 20 percent or more of the combined voting power of

Employer’s then-outstanding voting securities; (iv) Employer is merged, consolidated, or enters into a reorganization transaction with another person and, as the result of such merger, consolidation, or reorganization, less than 75 percent of the outstanding equity securities of the surviving or resulting person shall then be owned in the aggregate by the former stockholders of Employer; or (v) Employer transfers substantially all of its assets to another person or entity that is not a wholly owned subsidiary of Employer. Sales of Employer’s Common Stock beneficially owned or controlled by Employee shall not be considered in determining whether a Change in Control has occurred.
     2. Result of Termination Other than for Cause. In the event that Employer terminates Employee’s employment with Employer other than for Cause, (a) Employer shall pay Employee’s base salary for a period of 12 months following the effective date of such termination, (b) Employer shall pay to Employee, at the same time as cash incentive bonuses are paid to Employer’s other executives, a portion of the cash incentive bonus deemed by Employer’s Compensation Committee in the exercise of its sole discretion to be earned by Employee pro rata for the period commencing on the first day of the fiscal year for which the cash incentive bonus is calculated and ending on the effective date of termination; and (c) all unvested stock-based compensation held by Employee on the effective date of the termination shall vest as of the effective date of termination. The amounts payable under (a) above shall be paid on the Company’s regular payroll schedule commencing on the first such payment date coincident with or following your “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii). The amounts payable under (b) above shall be made by March 15 of the year following the year to which the bonus applies and would otherwise be earned.
     3. Termination Following Change in Control. In the event of a “Change in Control” of Employer, Employee, at Employee’s option and upon written notice to Employer, may terminate Employee’s employment effective on the date of the notice with the same force and effect as if such termination were other than for Cause as provided in Section 2 above, unless (A) the Change in Control shall have been approved by the Board of Directors of the Company, (B) the provisions of this Agreement remain in full force and effect as to Employee and (C) Employee suffers no reduction in Employee’s status, duties, authority, or compensation following such Change in Control, provided that Employee will be considered to suffer a reduction in Employee’s status, duties, authority or compensation, only if, after the Change in Control, (i) Employee is not the president of the firearm business conducted by Employer and its subsidiaries immediately prior to the Change in Control, (ii) such company terminates Employee or in any material respect reduces Employee’s status, duties, authority, or base compensation within one year of the Change in Control, or (iii) as a result of such Change in Control Employee is required to relocate out of Springfield, Massachusetts (or surrounding areas).
     4. Competition and Confidential Information.
          (a) Interests to be Protected. The parties acknowledge that Employee will perform essential services for Employer, its employees, and its stockholders during the term of Employee’s employment with Employer. Employee will be exposed to, have access to, and work with, a considerable amount of Confidential Information (as defined below).

The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by, and are valuable to, Employer and that Employer will incur substantial recruiting and training expenses if Employer must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of Employer’s business should Employee compete with Employer in any manner whatsoever. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Employer, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Employee if his employment is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.
          (b) Non-Competition. For the period equal to 12 months after the termination of Employee’s employment with Employer for any reason, Employee shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the Restricted Territory (as defined below). As used herein, the term “competitive business” shall mean any business that sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Employer during Employee’s employment, and the term “Restricted Territory” shall mean any state or other geographical area in which Employer sells products or provides services during Employee’s employment.
          (c) Non-Solicitation of Employees. For a period of 24 months after the termination of Employee’s employment with Employer for any reason, Employee shall not directly or indirectly, for Employee, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, solicit for employment, seek to hire, or hire any person or persons who is employed by or was employed by Employer within 12 months of the termination of Employee’s employment for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for Employer.
          (d) Confidential Information. Employee shall maintain in strict secrecy all confidential or trade secret information relating to the business of Employer (the “Confidential Information”) obtained by Employee in the course of Employee’s employment, and Employee shall not, unless first authorized in writing by Employer, disclose to, or use for Employee’s benefit or for the benefit of, any person, firm, or entity at any time either during or subsequent to the term of Employee’s employment, any Confidential Information, except as required in the performance of Employee’s duties on behalf of Employer. For purposes hereof, Confidential Information shall include without limitation any materials, trade secrets, knowledge, or information with respect to management, operational, or investment policies and practices of Employer; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the management, operational, or investment policies or practices of Employer.

          (e) Return of Books, Records, Papers, and Equipment. Upon the termination of Employee’s employment with Employer for any reason, Employee shall deliver promptly to Employer all files, lists, books, records, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all other written or printed materials and computers, cell phones, PDAs, and other equipment that are the property of Employer (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Employer, which Employee may then have in Employee’s possession or control whether prepared by Employee or not.
          (f) Disclosure of Information. Employee shall disclose promptly to Employer, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Employer, whether patentable or not, conceived or made by Employee, either alone or jointly with others, during working hours or otherwise, during the entire period of Employee’s employment with Employer or within six months thereafter.
          (g) Assignment. Employee hereby assigns to Employer or its nominee, the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not, that Employee may conceive or make during Employee’s employment with Employer, or within six months thereafter, and which relate to the business of Employer.
          (h) Equitable Relief. In the event a violation of any of the restrictions contained in this Section occurs, Employer shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event of a violation of any provision of subsection (b), (c), (f), or (g) of this Section, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.
          (i) Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 4 or otherwise) is found by a Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 4 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.
     5. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Employee hereunder involve the performance of personal services, such obligations shall not be delegated by Employee. For purposes of this Agreement successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term “Employer” includes all subsidiaries of Employer.
     6. Release of Claims and Non-Disparagement. Employer’s obligations under this Agreement are contingent upon Employee executing (and not revoking during any applicable revocation period) a valid and enforceable full and unconditional release of any claims Employee may have against Employer (whether known or unknown) as of the termination of Employee’s employment. Employer shall present the release to Employee within ten (10) days of termination, and Employee shall have up to forty-five (45) days to consider whether to execute the release; in the event Employee executes the release, Employee shall have an additional eight (8) calendar days in which to expressly revoke his execution of the release in writing. In the event that Employee fails to execute the release within the forty-five (45) day period, or in the event Employee formally revokes his execution of the release within eight (8) calendar days of his execution of the release, then this Agreement shall be null and void. Employee shall not be entitled to any payments or benefits under this Agreement after termination of his employment if he does not execute the release or if he revokes the release during any statutory revocation period, and to the extent that Employer has made any payments to Employee prior to Employee’s failure to execute the release within the forty-five (45) day period or prior to his revocation, then Employee shall immediately reimburse Employer for any and all such payments. Employer’s obligations and all payments under this Agreement shall cease if Employee makes any written or oral statement or takes any action that Employee knows or reasonably should know constitutes an untrue, disparaging, or negative comment concerning Employer.
     7. Miscellaneous.
          (a) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile or e-mail transmission, upon receipt, (iii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, or (iv) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service addressed as follows:
(1)  If to Employer:
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
Attention: Chief Executive Officer
Phone: (413) 747-3349
Facsimile: (413) 739-8528
E-Mail: mgolden@smith-wesson.com

(2)  If to Employee:
James Debney
3 Oxford Road
Longmeadow, MA 01106
Phone: (413) 754-3348
E-Mail: JDebney@smith-wesson.com
Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 5 for the giving of notice.
          (b) Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.
          (c) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Massachusetts, notwithstanding any Massachusetts or other conflict-of-interest provisions to the contrary. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the state of Massachusetts located in Hampden County and the United States District Court for the District of Massachusetts for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action, or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action, or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
          (d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party.
          (e) Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.
          (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
          (g) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
          (h) No Participation in Severance Plans. Except as contemplated by this Agreement, Employee acknowledges and agrees that the compensation and other benefits set forth in this Agreement are and shall be in lieu of any compensation or other benefits that may otherwise be payable to or on behalf of Employee pursuant to the terms of any severance pay arrangement of Employer or any affiliate thereof, or any other similar arrangement of Employer or any affiliates thereof providing for benefits upon involuntary termination of employment.
          (i) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
          (j) Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.
          (k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.
          (l) Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” as defined in Section 409A of the Code, Employee shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by Employee’s termination of employment (whether such payments or benefits are provided to Employee under this Agreement or under any other plan, program or arrangement of the Employer), until (and any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (i) the date which is the first business day following the six-month anniversary of Employee’s “separation from service” (within the meaning of Section

409A of the Code) for any reason other than death or (ii) Employee’s date of death, and such payments or benefits that, if not for the six-month delay described herein, would be due and payable prior to such date shall be made or provided to Employee on such date. The Employer shall make the determination as to whether Employee is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A of the Code and, at the time of the Employee’s “separation of service” will notify the Employee whether or not he is a “specified employee.”
          (m) Savings Clause. This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this subsection and the paragraph above entitled, “Specified Employee”, with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A of the Code, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or causes any amounts to be subject to interest or penalties under Section 409A of the Code, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code or increasing the costs to the Employer of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A of the Code upon Employee or the Employer.
          (n) Reimbursements. Except as expressly provided otherwise herein, no reimbursement payable to Employee pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of Employer shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SMITH & WESSON HOLDING CORPORATION
By:	/s/ Michael F. Golden
Michael Golden
President and Chief Executive Officer

/s/ P. James Debney
P. James Debney